Exhibit 4.23

Charge Over Shares

between

Mad Catz Interactive, Inc.
1328158 Ontario Inc.
as Chargors

and

Congress Financial Corporation (Central)
as the Collateral Agent

relating to

Shares in Mad Catz Interactive Asia Limited

TABLE OF CONTENTS

1.	Definitions and interpretation	1

2.	Covenant and Charge	2

3.	Deposit of certificates	2

4.	Voting rights and dividends	3

5.	Chargors’ representations and undertakings	4

6.	Further assurance	5

7.	Power of attorney	5

8.	Power of sale	5

9.	Receiver	6

10.	Effectiveness of collateral	6

11.	Subsequent interests and accounts	8

12.	Costs and expenses	8

13.	Currency conversion	9

14.	Notices	9

15.	Successors	10

16.	Law	10

17.	Jurisdiction	10

i

THIS DEED is dated 01 August 2002 and made

BETWEEN:

(1)
Mad Catz Interactive, Inc. registered under the federal laws of Canada as company number 294869-9 and having its registered office at BCE Place, 181 Bay Street, Suite 2500, Toronto, Ontario, M5J 2T7 (fax number 416-368-7779) and 1328158 Ontario Inc., registered in the Province of Ontario as company number 1328158 and having its registered office at 141 Adelaide Street West, Suite 400, Toronto, Ontario, M5H 3L5 (fax number 416-368-7779) (each a “Chargor” and together the “Chargors”); and

(2)
Congress Financial Corporation (Central), (the “Collateral Agent”), registered in Illinois and having its registered office at 150 South Wacker Drive, Chicago, Illinois 60606 (fax number (312) 332-0424).

IT IS AGREED as follows:

1.	Definitions and interpretation

1.1	In this Deed:

“Charged Portfolio” means the Shares and the Related Assets.

“Collateral Rights” means all rights, powers and remedies of the Collateral Agent provided by this Deed or by law.

“Enforcement Event” means an Event of Default in respect of which a declaration is made or steps are taken in accordance with clause 9.2 (Remedies) of the Loan Agreement.

“Financing Agreements” bears the same meaning as contained in the Loan Agreement.

“HKSAR” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Loan Agreement” means a First Amended and Restated Loan Agreement between the Collateral Agent, in its capacity as collateral agent for and on behalf of the Lender (as defined in the Loan Agreement) pursuant to the Loan Agreement, and the Principal dated 5 September 2001 and an Amending Agreement between the same parties dated 18 June 2002, as the same may from time to time amended, varied, modified or supplemented.

“Principal” means Mad Catz, Inc., registered in Delaware as company number 3007186 and having its chief executive office at 7480 Mission Valley Road, Suite 101, San Diego, California 92108 as the borrower under the Loan Agreement.

“Related Assets” means all dividends, interest and other moneys payable in respect of the Shares and all other rights, benefits and proceeds in respect of or derived from the Shares (whether by way of redemption, bonus, preference, option, substitution, conversion or otherwise).

“Secured Obligations” means the obligations and liabilities of the Principal to the Lender to pay all and any sums which are or at any time may be payable by the Principal to the Lender under the Loan Agreement or any of the other Financing Agreements and all other moneys payable under or pursuant to this Deed.

“Shares” means all of the shares in the share capital of Mad Catz Interactive Asia Limited held by, to the order or on behalf of the Chargors at any time.

1.2	Unless the context otherwise requires, any reference in this Deed to:

Secured Obligations is deemed to include a reference to any part of them or it;

the“Collateral Agent” or the “Lender” or the “Chargor” or the “Principal” shall be construed so as to include its successors and assigns and transferees;

a “Clause” shall be construed as a reference to a Clause of this Deed;

a “person” shall be construed as a reference to any individual, company, body corporate, corporation sole or aggregate, government, state or agency of a state, firm, partnership, joint venture, association, organisation, trust or entity;

a “subsidiary” of any person shall have the meaning ascribed to that term by section 2 of the Companies Ordinance (Cap 32) as it is in force at the date of this Deed;

a “successor” of any party to this Deed shall be construed as including any person to whom all or any part of the rights or obligations of such party under this Deed shall have been assigned or transferred or who shall have assumed all or any part of such rights or obligations; and

“this Deed” shall be construed as a reference to this Deed as the same may from time to time be amended, varied, modified or supplemented.

1.3	The headings are inserted for convenience only and shall not affect the construction of this Deed.

1.4	In this Deed, any reference to the Collateral Agent is a reference to Congress Financial Corporation (Central) as Lender and as US Collateral Agent under the Loan Agreement.

1.5	Unless expressly defined in this Deed, capitalised terms defined in the Loan Agreement have the same meaning in this Deed.

2.	Charge

Each of the Chargors, as beneficial owner, charges its right, title and interest in the Charged Portfolio by way of first fixed charge, in favour of the Collateral Agent for the payment and discharge of all of the Secured Obligations.

3.	Deposit of certificates

3.1	Each of the Chargors shall, on the date of this Deed, deposit with the Collateral Agent:

(A)	all certificates and other documents of title to the Shares, and

(B)	stock transfer forms (executed in blank by or on behalf of the relevant Chargor) in respect of the Shares.

3.2
Each of the Chargors shall, promptly upon the accrual, offer or issue of any Related Assets (in the form of stocks, shares, warrants or other securities) in which such Chargor has a beneficial interest, procure the delivery to the Collateral Agent of:

(A)	all certificates and other documents of title representing those Related Assets, and

(B)	such stock transfer forms or other instruments of transfer forms (executed in blank by or on behalf of the relevant Chargor) in respect of those Related Assets as the Collateral Agent may require.

4.	Voting rights and dividends

4.1	Prior to an Enforcement Event the Collateral Agent agrees that each of the Chargors shall be entitled:

(A)	to receive all dividends, interest and other moneys arising from the Charged Portfolio unless prohibited from doing so under terms of the Loan Agreement; and

(B)
to exercise all voting rights in relation to the Charged Portfolio provided that each of the Chargors shall not exercise such voting rights in any manner, or otherwise permit or agree to any (a) variation of the rights attaching to or conferred by all or any part of the Charged Portfolio, or (b) increase in the issued share capital of any company whose shares are charged pursuant to this Deed, which in the opinion of the Collateral Agent would prejudice the value of, or the ability of the Collateral Agent to realise, the security created by this Deed.

4.2
At any time after an Enforcement Event has occurred, the Collateral Agent may at its discretion (in the name of each of the Chargors or otherwise and without any further consent or authority from each of the Chargors):

(A)	require each of the Chargors to do all things that the Collateral Agent may require to transfer the Shares to, and register the Shares in the name of, the Collateral Agent (or its nominees);

(B)	require each of the Chargors to issue such instructions as the Collateral Agent may require in order to procure the issue or transfer to the Collateral Agent (or its nominees) of the Related Assets;

(C)	exercise (or refrain from exercising) any voting rights in respect of the Charged Portfolio (and the Collateral Agent may revoke, or cause to be revoked, any proxies given pursuant to Clause 4.1(B));

(D)	apply all dividends, interest and other moneys arising from the Charged Portfolio as though they were the proceeds of sale under this Deed;

(E)
exercise (or refrain from exercising) the powers and rights conferred on or exercisable by the legal or beneficial owner of the Charged Portfolio including the right, in relation to any company whose shares or other securities are included in the Charged Portfolio, to concur or participate in:

(1)
the reconstruction, amalgamation, sale or other disposal of such company or any of its assets or undertaking (including the exchange, conversion or reissue of any shares or securities as a consequence thereof),

(2)	the release, modification or variation of any rights or liabilities attaching to such shares or securities, and

(3)	the exercise, renunciation or assignment of any right to subscribe for any shares or securities,

in each case in such manner and on such terms as the Collateral Agent may think fit, and the proceeds of any such action shall form part of the Charged Portfolio.

5.	Chargors’ representations and undertakings

5.1	Except with the Collateral Agent’s prior written consent, each of the Chargors shall not:

(A)	assign or dispose of all or any part of the Charged Portfolio; or

(B)	create, grant or permit to exist:

(1)	any security interest over, or

(2)	any restriction on the ability to transfer or realise,

all or any part of the Charged Portfolio.

5.2	Each of the Chargors hereby represents and warrants to the Collateral Agent and undertakes during the subsistence of this Deed that:

(A)	the Chargors are and will be the sole legal and beneficial owners of the Charged Portfolio free from any security interest and all third party rights except as created by this Deed;

(B)	it has not sold or disposed of, and will not sell or dispose of, the benefit of all or any of its rights, title and interest in the Charged Portfolio;

(C)	it has and will have the necessary power to enable it to enter into and perform its obligations under this Deed;

(D)	this Deed constitutes its legal, valid and binding obligation and is an effective security over the Charged Portfolio;

(E)	all necessary authorisations to enable it to enter into this Deed have been obtained and are, and will remain, in full force and effect;

(F)	its performance, the provisions, covenants and obligations contained in its Agreement will not infringe any law or obligation binding upon it; and

(G)
it will maintain the location of its chief executive office or principal place of business or jurisdiction of organisation or the office where it keeps its records relating to the Charged Portfolio from that existing on the date hereof, unless it gives to the Collateral Agent at least twenty (20) days’ prior written notice thereof.

5.3
Each of the Chargors represents to the Collateral Agent that the Shares are fully paid and represent the whole of the issued Share Capital of Mad Catz Interactive Asia Limited. Each of the Chargors undertakes to pay all calls or other payments due in respect of any part of the Charged Portfolio. If the Chargors fail to make any such payment the Collateral Agent may make that payment on behalf of the Chargors and any sums so paid by the Collateral Agent shall be reimbursed by each of the Chargors on demand together with interest thereon. Such interest shall be calculated from the due date up to the actual date of payment (after, as well as before, judgement) at the rate of interest applicable at the relevant time under the Loan Agreement.

6.	Further assurance

6.1
Each of the Chargors shall promptly execute all documents (including transfers) and do all things (including the delivery, transfer, assignment or payment of all or part of the Charged Portfolio to the Collateral Agent or its nominee(s)) that the Collateral Agent may reasonably specify for the purpose of:

(A)	exercising the Collateral Rights; or

(B)	securing and perfecting its security over or title to all or any part of the Charged Portfolio (including transferring the Charged Portfolio into the name of the Collateral Agent or its nominee(s)).

6.2	Each of the Chargors shall upon demand from the Collateral Agent, at any time after an Enforcement Event has occurred:

(A)	procure the transfer of the Charged Portfolio into the name of the Collateral Agent or such nominee(s), agents or purchasers as it shall direct; and

(B)	execute all documents and do all other things that the Collateral Agent may require to facilitate the realisation of the Charged Portfolio.

7.	Power of attorney

Each of the Chargors, by way of security, irrevocably appoints the Collateral Agent to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents (including any stock transfer forms and other instruments of transfer) and do all things that the Collateral Agent may consider to be requisite for (a) carrying out any obligation imposed on the Chargors under this Deed or (b) exercising any of the rights conferred on the Collateral Agent by this Deed or by law, (including, after the security constituted hereby has become enforceable, the exercise of any right of a legal or a beneficial owner of the Charged Portfolio). Each of the Chargors shall ratify and confirm all things done and all documents executed by the Collateral Agent in the exercise of that power of attorney.

8.	Power of sale

8.1
At any time after an Enforcement Event has occurred, the Collateral Agent shall be entitled, without prior notice to any of the Chargors or prior authorisation from any court, to sell or otherwise dispose of all or any part of the Charged Portfolio (at the times, in the manner and on the terms it thinks fit). The Collateral Agent shall be entitled to apply the proceeds of that sale or other disposal in paying the costs of that sale or disposal and in or towards the discharge of the Secured Obligations.

8.2
A certificate in writing by an officer or agent of the Collateral Agent that any power of sale or other disposal has arisen and is exercisable shall be conclusive evidence of that fact, in favour of a purchaser of all or any part of the Charged Portfolio.

9.	Receiver

9.1
At any time after an Enforcement Event has occurred or if a petition is presented for the making of an administration order in relation to any of the Chargors or if requested by any of the Chargors, the Collateral Agent may by writing (acting through an authorised officer of the Collateral Agent) without notice to any of the Chargors appoint one or more persons to be receiver of the whole or any part of the Charged Portfolio (each such person being:

(A)	entitled to act individually as well as jointly; and

(B)	for all purposes deemed to be the agent of each of the Chargors).

9.2	The Collateral Agent may fix the remuneration of any receiver appointed by it.

9.3
Each receiver is deemed to be the agent of the Chargors for all purposes. Each of the Chargors shall be responsible for his contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by him and the Collateral Agent shall not incur any liability (either to the Chargors or to any other person) by reason of the Collateral Agent making his appointment as a receiver or for any other reason.

10.	Effectiveness of collateral

10.1
The obligations of the Company under this Deed will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Deed (without limitation and whether or not known to it or the Collateral Agent) including:

(A)	any time, waiver or consent granted to, or composition with, or other indulgence being granted to, the Principal or any other person;

(B)	the release of the Principal or any other person under the terms of any composition or arrangement with any creditor;

(C)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Principal or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(D)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Principal or any other person;

(E)	any amendment (however fundamental), waiver, release or replacement of any document setting out the terms of the Secured Obligations or any other document or security;

(F)	any unenforceability, illegality or invalidity of any obligation of any person under any document setting out the terms of the Secured Obligations or any other document or security; or

(G)	any insolvency or similar proceedings affecting or any re-organisation or other change in the Principal or any other person.

10.2
The collateral constituted by this Deed and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the Collateral Agent may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law. No prior security held by the Collateral Agent over the whole or any part of the Charged Portfolio shall merge into the collateral hereby constituted.

10.3
No failure on the part of the Collateral Agent to exercise, or delay on its part in exercising, any Collateral Right shall operate as a waiver thereof, nor shall any single or partial exercise of a Collateral Right preclude any further or other exercise of that or any other Collateral Right.

10.4
The security created by or pursuant to this Deed and the Collateral Rights shall not be prejudiced by any unenforceability or invalidity of any other agreement or document or by any time or indulgence granted to any of the Chargors or any other person or by any other thing which might otherwise prejudice that security or any Collateral Right.

10.5
If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity or enforceability of (a) the remaining provisions of this Deed and (b) such provisions under the law of any other jurisdiction shall not in any way be affected or impaired thereby.

10.6
None of the Collateral Agent, its nominee(s) or any receiver appointed pursuant to this Deed shall be liable by reason of (a) taking any action permitted by this Deed or (b) any neglect or default in connection with the Charged Portfolio or (c) the taking possession or realisation of all or any part of the Charged Portfolio, except in the case of gross negligence or wilful default upon its part and shall not be liable to account as a mortgagee in possession.

10.7
Any settlement or discharge hereunder shall be conditional upon no security or payment to the Collateral Agent by, or on behalf of, the Principal or any of the Chargors being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws of general application and shall in those circumstances be void.

10.8
This Deed shall remain in full force and effect as a continuing arrangement unless and until the Collateral Agent notifies to each of the Chargors that the Secured Obligations are fully discharged. Upon the Secured Obligations being discharged in full and the Collateral Agent not being under any further actual or contingent obligation to make advances or provide other financial accommodation to each of the Chargors or any other person under any of the Financing Agreements, the Collateral Agent shall, at the request and cost of each of the Chargors, release and cancel the security constituted by this Deed, in each case subject to Clause 10.7 and without recourse to, or any representation or warranty by, the Collateral Agent or any of its nominees.

10.9
The security constituted by this Deed shall be continuing security and will extend to the ultimate balance of the Secured Obligations regardless of any intermediate payment or satisfaction of the whole or any part of the Secured Obligations.

10.10	The Collateral Agent shall not be obliged before exercising any of its rights, powers or remedies conferred upon it in respect of each of the Chargors by this Deed or by law:

(A)	to make any demand of the Principal;

(B)	to take any action or obtain judgment in any court against the Principal;

(C)	to make or file any claim or proof in a winding-up or dissolution of the Principal; or

(D)	to enforce or seek to enforce any other security taken in respect of any of the obligations of the Principal to the Collateral Agent.

10.11
Each of the Chargors agrees that, until the discharge in full of the Secured Obligations, any rights which the relevant Chargor may at any time have by reason of performance by of its obligations under this Deed:

(A)	to be indemnified by the Principal; and/or

(B)	to claim any contribution from any other person of the Principal’s or each of the Chargors’ obligations to the Collateral Agent; and/or

(C)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Collateral Agent or of any other security taken pursuant to, or in connection with, this Deed by the Collateral Agent, shall be exercised by the relevant Chargor in such manner and upon such terms as the Collateral Agent may require and each of the Chargors further agrees to hold any moneys at any time received by it as a result of the exercise of any such rights for and on behalf of, and to the order of, the Collateral Agent for application in or towards payment of any sums at any time owed to the Collateral Agent by the Principal or any of the Chargors.

10.12
For the purpose of preserving the Collateral Agent’s right to prove in the liquidation, bankruptcy or other insolvency of the Principal and any of the Chargors for the full amount of the Secured Obligations, the Collateral Agent may place any money received under this Deed to the credit of a securities realised or a suspense account for so long as it thinks fit, without any obligation in the meantime to apply such money in or towards discharge of any of the Secured Obligations.

11.	Subsequent interests and accounts

11.1
If the Collateral Agent at any time receives notice of any subsequent mortgage, assignment, charge or other interest affecting all or any part of the Charged Portfolio, all payments thereafter made by each of the Chargors to the Collateral Agent shall be treated as having been credited to a new account of such Chargor and not as having been applied in reduction of the Secured Obligations as at the time when the Collateral Agent received notice.

11.2
All moneys received, recovered or realised by the Collateral Agent under this Deed (including the proceeds of any conversion of currency) may in its discretion be credited to and held in any suspense or impersonal account pending their application from time to time in or towards the discharge of any of the Secured Obligations.

12.	Costs and expenses

All the Collateral Agent’s costs and expenses (including legal fees, stamp duties and any value added tax) incurred in connection with:

(A)	the execution of this Deed or otherwise in relation to it,

(B)	the perfection or enforcement of the collateral hereby constituted or

(C)	the exercise of any Collateral Right

shall be reimbursed to the Collateral Agent by each of the Chargors on demand on a full indemnity basis together with interest at the rate per annum determined from time to time under Clause 3.1 of the Loan Agreement from the date the same were incurred to the date of payment.

13.	Currency conversion

For the purpose of or pending the discharge of any of the Secured Obligations the Collateral Agent may convert any money received, recovered or realised or subject to application by it under this Deed from one currency to another, as the Collateral Agent may think fit: and any such conversion shall be effected at the Collateral Agent’s spot rate of exchange for the time being for obtaining such other currency with the first currency.

14.	Notices

14.1	Any notice, communication or demand to be given under this Deed or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing.

14.2
Save for the service of process (which may be served in any manner that accords with applicable law), any such notice, communication or demand shall be delivered or sent to the intended recipient at its address or facsimile number, and marked for the attention of its department or officer, as provided in Clause 15.3 and will only be effective:

(A)	if by way of fax, when received in legible form; or

(B)
if by way of letter, when it has been left at the relevant address or three business days (if local post) or ten business days (if overseas post) after being deposited in the post postage prepaid in an envelope addressed to the intended recipient at that address;

and if addressed to such department or officer.

14.3	The addresses and other details referred to in Clause 15.2 are, subject to Clause 15.4:

Name: Mad Catz Interactive, Inc.
Address: 141 Adelaide Street West, Suite 400, Toronto, Ontario, M5H 3L5
Facsimile number: 416-368-7779
For the attention of: Morris Perlis, President and Chief Executive Officer

Name: 1328158 Ontario Inc.
Address: 141 Adelaide Street West, Suite 400, Toronto, Ontario, M5H 3L5
Facsimile number: 416-368-4449
For the attention of: Morris Perlis, President

Name: Congress Financial Corporation (Central)
Address: 150 South Wacker Drive, Chicago, Illinois 60606
Facsimile number: (312) 332-0424
For the attention of: Harry Rosenfeld, Senior Vice-President

14.4
Each of the Chargors or the Collateral Agent may notify the others of any change to its address or any of its other details specified in Clause 14.3, provided that such notification shall only be effective on the date specified in such notice or five working days after the notice is given, whichever is later.

15.	Successors

This Deed shall remain in effect despite any amalgamation or merger (however effected) relating to the Collateral Agent, and references to the Collateral Agent shall be deemed to include any assignee or successor in title of the Collateral Agent and any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of the Collateral Agent hereunder or to which under such laws the same have been transferred.

16.	Law

This Deed shall be governed by and will be construed in accordance with, the laws of the HKSAR.

17.	Jurisdiction

17.1
Subject to Clause 17.2, the parties irrevocably agree that the courts of the HKSAR shall have exclusive jurisdiction in relation to any legal action or proceedings arising out of or in connection with this Deed (“Proceedings”) and waive any objection to Proceedings in such courts on the grounds of venue or on the grounds that Proceedings have been brought in an inappropriate forum.

17.2
The parties agree that Clause 17.1 operates for the benefit of the Collateral Agent and accordingly the Collateral Agent shall be entitled to take Proceedings in any other court or courts having jurisdiction.

17.3
Each of the Chargors appoints Mad Catz Interactive Asia Limited, c/o B& McK Nominee Limited of 1401 Hutchison House, 10 Harcourt Road, Hong Kong as its process agent to receive on its behalf service of process of any Proceedings in the HKSAR.

17.4
Service of process upon any process agent appointed by or in accordance with this Clause 17 shall be good service upon each of the Chargors whether or not it is forwarded to and received by such Chargor. Each of the Chargors irrevocably agrees that if, for any reason, any such process agent ceases to be able to act as process agent on its behalf, or no longer has an address in the HKSAR, it will within 30 days thereof appoint a substitute process agent with an address in the HKSAR acceptable to the Collateral Agent and deliver to the Collateral Agent a copy of the substitute process agent’s acceptance of that appointment. In the event that any of the Chargors fails to appoint a substitute process agent, it shall be effective service for the Collateral Agent to serve the process upon the last address in the HKSAR known to the Collateral Agent of the last process agent for such Chargor notified to the Collateral Agent notwithstanding that such process agent is no longer found at such address or has ceased to act. As used in this Clause 17.4, the expression “process agent” includes, where the context so admits, a substitute process agent.

17.5	In addition to the methods of service set out in the foregoing provisions of this Clause 17, process may be served upon each of the Chargors in any other manner permitted by law.

17.6
To the extent that each of the Chargors may be entitled in any jurisdiction to claim for itself or its assets immunity from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction such immunity (whether or not claimed) may be attributed to it or its assets, it irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

This Deed was duly signed and sealed as a deed and delivered on the date which first appears on page 1.

The common seal of                                            )
Mad Catz Interactive, Inc.                                  )                                                                                                   C.S.
was affixed in the presence of:-                         )

Director’s signature     /s/ MORRIS PERLIS
Full name         Morris Perlis

Secretary’s signature /s/ GEOFFREY MYERS

Full name         Geoffrey Myers

The common seal of                                             )
1328158 Ontario Inc.                                          )                                                                                                       C.S.
was affixed in the presence of:-                           )

Director’s signature     /s/ MORRIS PERLIS

Full name         Morris Perlis

Secretary’s signature /s/ GEOFFREY MYERS

Full name         Geoffrey Myers

Signed for and on behalf of                                  )
Congress Financial Corporation                       )
(Central) (as collateral agent for                         )
and on behalf of the Lender)                                )
by: /s/ HARRY ROSENFELD                            )